Exhibit 99.1
PRESS RELEASE

Contact:	Jeffrey W. Kip SVP, Chief Financial Officer (314-633-7289)
Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 3.0%
For the Five Weeks Ended May 30, 2006
St. Louis, MO, June 7, 2006 — Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 3.0% for the five weeks ended May 30, 2006. The breakdown between Company-owned and Franchise-operated bakery-cafes is as follows:

	For the 5 weeks ended	For the 9 weeks ended	Year-to-date through
	May 30, 2006	May 30, 2006	May 30, 2006
Company-owned	3.4%	3.2%	6.4%
Franchise-operated	2.8%	2.7%	6.4%
Total System	3.0%	2.9%	6.4%
Company-owned comparable bakery-cafe sales increases are based on sales for bakery-cafes that have been in operation and company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales increases are based on sales for franchise bakery-cafes that have been in operation for at least 18 months. Both company-owned and franchise-operated comparable bakery-cafe sales exclude closed locations.
In 2006, Easter Sunday was on April 16, which occurred during the four week period ended April 25, 2006. In 2005, Easter Sunday was on March 27, which occurred in our first quarter of 2005 (the four week period ended March 29, 2005). This shift in Easter timing negatively impacted comparable bakery-cafe sales for the nine weeks ended May 30, 2006 by approximately 0.5% to 1.0% based on past holiday results, as normal bakery-cafe operating hours are reduced on Easter.
Included above are franchised and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all Company-owned bakery-cafes and franchise-operated bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Previously, the Company inadvertently reported that it would release its third quarter of 2006 results after the market closes on October 25, 2006. The Company has corrected the date it will release its third quarter 2006 results to after the market closes on October 24, 2006.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panerabread.com.